EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-3, of our report dated March 7, 2008, appearing in the Annual Report on Form 10-K relating to the financial statements of IA Global, Inc. and Subsidiaries as of December 31, 2007 and 2006 and for the years then December 31, 2007, 2006 and 2005, which is referred to in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Sherb & Co., LLP

New York, NY

July 9, 2008